AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is entered into effective as of the 2nd day of July, 2010, by and among AIRWARE INTERNATIONAL CORP. (formerly Concrete Casting Incorporated), a Nevada corporation ("AirWare International"), CONCRETE CASTING-AW, INC., a Nevada corporation and a wholly-owned subsidiary of AirWare International (the "AirWare International Subsidiary"), and AIRWARE HOLDINGS, INC. (formerly Airware International Corp.), a Nevada corporation (the "Company" or "AirWare Holdings"), and the shareholders listed in Exhibit A, who are the holders of a majority of the issued and outstanding capital stock of the Company (the "Shareholders").

WHEREAS, AirWare International, through the AirWare International Subsidiary, desires to acquire all of the shares of the capital stock of the Company (the "Company Shares") owned by the Shareholders on the terms and conditions set forth in this Agreement;

WHEREAS, the parties intend to effectuate the aforementioned acquisition of Company Shares by merging the AirWare International Subsidiary with and into the Company (the "Merger") pursuant to the terms and conditions set forth in this Agreement with the Company being the surviving corporation (the "Surviving Corporation") in the Merger; and

WHEREAS, the Company and the Shareholders each deem it advisable and in their best interests to effect the Merger contemplated by this Agreement.

In consideration of the mutual covenants contained herein, AirWare International, AirWare International Subsidiary, the Company and the Shareholders hereby agree as follows:

ARTICLE 1

TERMS OF THE MERGER

1.1 Merger.  At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, the AirWare International Subsidiary shall merge with and into the Company (the "Merger") in accordance with the Nevada Revised Statutes (the "Nevada Act").  At the Effective Time, the separate existence of the AirWare International Subsidiary shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").  The parties shall execute Articles of Merger ("Articles of Merger") and such other documents necessary to comply in all respects with the requirements of the Nevada Act and with the provisions of this Agreement.

1.2 Effective Time.  Subject to the terms and conditions of this Agreement, the Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Nevada in accordance with the applicable provisions of the Nevada Act or at such later time as may be specified in the Articles of Merger.  The time when the Merger shall become effective is herein referred to as the "Effective Time," and the date on which the Effective Time occurs is herein referred to as the "Closing Date."  The closing of the Merger (the "Closing") and the filing of the Articles of Merger shall occur as soon as practicable after:

1.2.1 Execution of this Agreement;

1.2.2 Satisfactory completion by each party hereto of the due diligence investigation of each such other party to this Agreement;

1.2.3 Satisfaction of all conditions to closing set forth in Article 4, "Conditions Precedent to Obligations of AirWare International Corp. and AirWare International Subsidiary," and Article 5, "Conditions Precedent to the Obligations of the Company and the Shareholders"; and

1.2.4 Receipt by AirWare International of any required approvals under the Nevada Act and any other applicable corporate law and any other required regulatory approvals.

1.3 Closing.  The Closing Date shall be no later than July 30, 2010.  Any extension of the Closing Date may be made only with the written consent of AirWare International, the Company and the Shareholders.

1.4 Merger Consideration; Conversion of Shares.  The total consideration to be paid to the Shareholders in connection with the Merger (the "Total Merger Consideration") shall be issuance of up to 13,929,319 restricted shares of AirWare International Common Stock, par value $.001 per share (the "AirWare International Shares"), to the Shareholders on the Closing Date.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders, the Company, AirWare International or the AirWare International Subsidiary, each outstanding Company Share shall be converted into the right to receive 1.25 AirWare International Shares.  No fractional AirWare International Shares will be issued. The number of AirWare International Shares to be issued as the Total Merger Consideration is set forth on Exhibit B attached hereto.

1.5 Exchange of Convertible Securities.  Immediately prior to the Closing, each outstanding option, warrant or other security convertible into or exercisable for Company Shares ("Company Convertible Securities") shall be exchanged for or converted into convertible securities of AirWare International ("AirWare International Convertible Securities"), which AirWare International Convertible Securities shall have substantially the same terms as the Company Convertible Securities.  A summary of the AirWare International Convertible Securities to be outstanding after the conversion is set forth in Exhibit C attached hereto.

1.6 Shareholder’s Rights upon Merger.  Upon consummation of the Merger, the Shareholders shall cease to have any rights with respect to the certificates which theretofore represented shares of Company Shares (the "Certificates"), and, subject to applicable law and this Agreement, shall only have the right to receive their pro rata share of the Total Merger Consideration, including their pro rata share of the number of AirWare International Shares into which the Company Shares have been converted pursuant to this Agreement and the Merger.  As a result of the transaction, the Shareholders will have voting control of AirWare International.

1.7 Surrender and Exchange of Shares; Payment of Merger Consideration.  In connection with the Closing, upon receipt of notice from the Company and AirWare International of the Effective Time, the Shareholders shall surrender and deliver the Certificates to AirWare International duly endorsed in blank.  As soon as reasonably practicable following the later to occur of the Effective Time or such surrender and delivery, AirWare International will deliver to the Shareholders certificates representing their AirWare International Shares.  Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence only the right to receive the Total Merger Consideration set forth herein.

1.8 Articles of Incorporation.  At and after the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation.

1.9 Bylaws.  At and after the Effective Time, the Bylaws of AirWare International shall remain the same (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

1.10 Name.  At and after the Effective Time, the name of AirWare International shall remain the same.

1.11 Board of Directors.  Effective as of and after the Effective Time, the Board of Directors of AirWare International shall consist of persons selected by the Company whom are listed on Exhibit D of the Agreement.  The Board of Directors of the Surviving Corporation shall be the current Board of Directors of the Company or such other persons as the Company may select.

1.12 Other Effects of Merger.  The Merger shall have all further effects as specified in the applicable provisions of the Nevada Act.

1.13 Split of AirWare International Shares.  Immediately prior to the Closing Date, AirWare International will reverse split its issued and outstanding AirWare International Shares on a 0.48 for one basis (the "AirWare International Split") so that AirWare International Shares issued and outstanding immediately prior to the Effective Time shall equal 3,414,048 calculated on a Fully Diluted Basis.  For the purposes of this Agreement, the term "Fully Diluted Basis" shall include all issued and outstanding shares of capital stock of AirWare International and all shares of capital stock issuable upon conversion of all AirWare International Convertible Securities.

1.14  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

1.15 Tax-Free Reorganization.  The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code").  If the parties determine prior to the Effective Date that the Merger will not qualify as a tax free reorganization, they reserve the right to restructure the transaction so that it will qualify as a tax free reorganization.

1.16 Financial Statements and Income Tax Returns.  The parties contemplate that the Surviving Corporation, as a subsidiary of AirWare International’s consolidated group, will include its financial results in AirWare International’s consolidated financial statements covering the periods after joining AirWare International’s consolidated group.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SHAREHOLDERS

Except as disclosed on the schedules to be delivered by the Company and the Shareholders to AirWare International and the AirWare International Subsidiary on the Closing Date (the "Company Disclosure Schedule"), which Company Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, the Company represents and warrants to AirWare International and the AirWare International Subsidiary as follows to all Sections, except for Sections 2.1, "Validity of Agreement," 2.3, "Title," and 2.31 "Investment Intent," which Sections are representations and warranties of the Shareholders and/or the Company, as the case may be:

2.1 Validity of Agreement.  This Agreement is valid and binding upon the Shareholders and the Company and neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which any of them is a party or by which they or any of their respective properties are bound.  This Agreement is enforceable severally against the Company and the Shareholders in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

2.2 Organization and Good Standing.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada.  The Company has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it.  The Company is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.

2.3 Title.  The Shareholders have full right and title to the Company Shares to be exchanged free and clear of all liens, encumbrances, restrictions and claims of every kind and such Company Shares constitute all of the Company Shares which the Shareholders, directly or indirectly, own or have any right to acquire.  The Shareholders have the legal right, power and authority to enter into this Agreement and will have the right to sell, assign, transfer and convey the Company Shares so owned by them pursuant to this Agreement and deliver to AirWare International valid title to the Company shares pursuant to the provisions of this Agreement, free and clear of all liens, encumbrances, restrictions and claims of every kind.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any Company Shares owned by the Shareholders.

2.4 Exclusive Dealing.  The Shareholders are not engaged in any discussions or negotiations for the purchase or sale of any Company Shares, except for the sale of equity to help meet the Company’s current working capital requirements and those discussions with AirWare International which are embodied in this Agreement.

2.5 Capitalization.  The authorized capital stock of the Company consists of 125,000,000 shares consisting of 80,000,000 Shares of Class A Voting Common Stock, par value $0.001; 20,000,000 shares of Class B Non-Voting Common Stock, par value $0.001; and 25,000,000 shares of Preferred Stock, par value $0.001.  The Company has 10,100,000 shares of Class A Voting Common Stock issued and outstanding, 803,455 shares of Class B Non-Voting Common Stock issued and outstanding, and no Shares of Preferred Stock issued and outstanding.  The Company Shares consist of the issued and outstanding shares of Class A Voting Common Stock and of Class B Non-Voting Common Stock, which constitute the only outstanding shares of the capital stock of the Company of any nature whatsoever, voting and non-voting.  The Company Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer, except those imposed by the applicable federal and state securities laws.  All Company Shares are certificated, and the Company has not executed and delivered certificates for Company Shares in excess of the number of Company Shares set forth in this Section 2.5.  Except as set forth in Section 2.5 of the Company Disclosure Schedule or Exhibit C, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury.  There are no treasury shares.

2.6 Subsidiaries.  The Company has one subsidiary, AirWare Asia Limited, a Hong Kong corporation.  The Company does not own five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

2.7 Ownership and Authority.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors of the Company and all other required corporate approvals have been obtained.  This Agreement is valid and binding upon the Company, and is enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Company will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any material indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company or any of its properties is bound and will not cause the creation of a lien or encumbrance on any properties owned by or leased to or by the Company.

2.8 Liabilities and Obligations.  Except to the extent set forth in the Company Financial Statements, as defined below, or disclosed in the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on any of its assets.

2.9 Financial Statements.  The audited financial statements for the Company for the years ending September 30, 2009 and 2008 (the "Audited Financial Statements") have been prepared from the books and records of the Company by its independent public accountants.  The Financial Statements for the six months ended March 31, 2010 and March 31, 2009 (the "Unaudited Financial Statements") have been prepared from the books and records of the Company by its management, but are not audited.  The Audited Financial Statements and Unaudited Financial Statements (collectively, the "Company Financial Statements") (i) are true, complete, and correct, and fairly present the financial condition and assets and liabilities or the results of operations of the Company as of the dates thereof and for the periods indicated in conformity with generally accepted accounting principles consistently applied, and (ii) contain and reflect all necessary adjustments for fair and accurate presentation of the financial condition as of such dates.  There has not been any change between the date of the Company Financial Statements and the date of this Agreement which has had an adverse effect on the financial position or results of operations of the Company.  Except as and to the extent reflected or reserved against in such Company Financial Statements, or otherwise expressly disclosed therein, the Company has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in the Company Financial Statements in accordance with generally accepted accounting principles consistently applied.

2.10 Absence of Certain Changes.  During the period from the date of this Agreement through and including the Closing Date, the Company has not:

2.10.1 Suffered any adverse change affecting its assets, liabilities, financial condition or business except in the ordinary course of business;

2.10.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents, whether direct or indirect, except in the ordinary course of business consistent with past practices;

2.10.3 Paid or declared any dividends, distributions or other payments due or owing to the Selling Shareholders or redeemed or repurchased (or agreed to redeem or repurchase) any of its capital stock;

2.10.4 Issued any stock, or granted any stock options or warrants to purchase stock or issued any securities convertible into common stock of the Company, except as set forth on Schedule 2.10.4;

2.10.5 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

2.10.6 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know-how or other intangible assets;

2.10.7 Amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

2.10.8 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $10,000, except in the ordinary course of business and consistent with its past practices;

2.10.9 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

2.10.10 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

2.10.11 Entered into or committed to any other transaction other than in the ordinary course of business, consistent with past practices.

2.11 Taxes.  The Company has filed all federal, state, local or foreign tax returns, tax reports or forms that the Company required to be since its inception.  Copies of all such tax returns filed since its fiscal year ended September 30, 2009. No taxes are due to any federal, state, local or foreign tax authority.  The Company is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return, (ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

2.12 Title to Properties and Assets.  The Company presently owns or leases real property from which it conducts its business and owns or leases certain personal property.  The Company has good and marketable title to all real and personal property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature, except as set forth in Section 2.12 of the Company Disclosure Schedule.  Also set forth in Section 2.12 of the Company Disclosure Schedule is a list of property leased by the Company.  Any security interests, liens, encumbrances, mortgages or charges not set forth in the Company’s Financial Statements or disclosed in the Company Disclosure Schedule shall be discharged in full on or before the Closing Date and evidenced by UCC Releases delivered by the Company on the Closing Date.  Such improved real property or tangible personal property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

2.13 Accounts Receivable/Payable.  Except as set forth in Section 2.13 of the Company Disclosure Schedule, since March 31, 2010 the Company has no accounts receivable, unbilled invoices and other debts.  There have been no material adverse changes since March 31, 2010 in any accounts receivable or other debts due the Company or the allowances with respect thereto or accounts payable of the Company from that reflected in the Financial Statements.

2.14 Material Documents.  Set forth in Section 2.14 of the Company Disclosure Schedule is a complete list of all material documents to which the Company is a party.  All such documents listed in Section 2.14 of the Company Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of AirWare International, forms thereof) as have been requested by AirWare International have been provided to AirWare International.  Except as disclosed in Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by the Company after the Closing Date as it was immediately prior thereto.

2.15 Intellectual Properties.  Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the "Intellectual Property").  No Intellectual Property, other than as set forth on Section 2.15 of the Company Disclosure Schedule, is required or used in the operation of the business of the Company.  There are no pending or, to the knowledge of the Company and the Shareholders, threatened claims of infringement upon the rights to the Intellectual Property or any intellectual property rights of others.

2.16 No Default.  Neither the Company nor the Shareholders are in material default under any provision of any contract, commitment, or agreement respecting the Company or its assets to which the Company or the Shareholders is or are parties or by which they are bound.

2.17 Litigation.  Except as set forth in Section 2.17 of the Disclosure Schedule, there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against the Company which relate to and could have a material adverse effect on the properties, business, assets or financial condition of the Company or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of the Shareholders or the Company to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement or otherwise affecting the Shares.

2.18 Finders.  Neither the Company nor the Shareholders owe any fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of the Company or the Shareholders in connection with this Agreement or the transactions contemplated hereby.

2.19 Employees.  Section 2.19 of the Company Disclosure Schedule sets forth the name and current monthly salary and any accrued benefit for each employee of the Company.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, the Company has no written employment agreements with any of its employees and it does not currently use the services of nor has it at any time engaged any independent contractor.

2.20 Absence of Pension Liability.  The Company has no liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees.  The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee.  Except as described in Section 2.20 of the Company Disclosure Schedule, the Company does not presently have nor has it ever had any employee benefit plans and has no announced plan or legally binding commitment to create any employee benefit plans.

2.21 Compliance With Laws.  The Company has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on the Company or its results of operations.  Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by the Company to be created thereunder.  To the knowledge of the Company, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 2.21 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

2.22 Filings.  The Company has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

2.23 Certain Activities.  The Company has not, directly or indirectly, engaged in or been a party to any of the following activities:

2.23.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

2.23.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

2.23.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

2.23.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

2.23.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

2.23.6 Paying or reimbursing (including gifts) personnel of the Company for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.23.1 through 2.23.5 above;

2.23.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

2.23.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

2.24 Employment Relations.  The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company; no labor representation question exists respecting the employees of the Company; no grievance which might have an adverse effect upon the Company or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any material labor difficulty during the last three (3) years.

2.25 Insurance Coverage.  The Company has heretofore delivered copies of the policies of fire, liability, workers' compensation or other forms of insurance of the Company, as set forth on Section 2.25 of the Company Disclosure Schedule.  The Company has complied with the terms and provisions of such policies including, without limitation, all riders and amendments thereto.  The Company has met required collateral and premium for coverages in force.  In the reasonable judgment of the Company and the Shareholders, such insurance is adequate and the Company will keep all current insurance policies in effect through the Closing.

2.26 Articles of Incorporation and Bylaws.  The Company has heretofore delivered to AirWare International true, accurate and complete copies of the Articles of Incorporation and Bylaws of the Company, together with all amendments to each of the same as of the date hereof.

2.27 Corporate Minutes.  The minute books of the Company provided to AirWare International at the Closing are the correct and only such minute books and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of its shareholders, Board of Directors and committees thereof through the Closing Date.  The stock records of the Company delivered to AirWare International at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of the Company.  The Company does not have any of its records or information recorded, stored, maintained or held off the premises of the Company.

2.28 Default on Indebtedness.  The Company is not in default under any evidence of indebtedness for borrowed money.

2.29 Indebtedness.  Except as set forth in Section 2.29 of the Company Disclosure Schedule, neither the Shareholders nor any corporation or entity with which they are affiliated are indebted to the Company, and the Company has no indebtedness or liability to any Shareholder or any corporation or entity with which they are affiliated.

2.30 Governmental Approvals.  Except as set forth in Section 2.30 of the Company Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Shareholders or the Company.

2.31 Investment Intent.  The Shareholders are taking the AirWare International Shares for their own account and for investment, with no present intention of dividing their interest with others or of reselling or otherwise disposing of all or any portion of the AirWare International Shares other than pursuant to available exemptions under applicable securities laws.  The Shareholders do not intend to sell the AirWare International Shares, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.  The Shareholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the AirWare International Shares.  The Shareholders are not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the AirWare International Shares.  The Shareholders possess the experience in business in which AirWare International is involved necessary to make an informed decision to acquire the AirWare International Shares and the Shareholders have the financial means to bear the economic risk of the investment in the AirWare International Shares as of the Closing Date.  The Shareholders have been represented by legal counsel and have consulted with financial advisors to the extent they deemed necessary.  The Shareholders have received and read the Disclosure Statement of AirWare International including its financial statements, SEC Reports, as defined in Section 3.6, "Securities Filings; Financial Statements," and any additional information they have requested.  The Shareholders have had the opportunity to ask questions of the directors and officers of AirWare International concerning AirWare International.

2.32 Licenses, Permits and Required Consents.  The Company has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits ("Authorizations") necessary to the conduct of its business as currently conducted or proposed to be conducted.  A list of such Authorizations is set forth in Section 2.32 of the Company Disclosure Schedule attached hereto, true, correct and complete copies of which have previously been delivered to AirWare International.  All Authorizations relating to the business of the Company are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

2.33 Completeness of Representations and Schedules.  The Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement.  This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 2 and the documents and written information pertaining to the Company and the Shareholders furnished to AirWare International and the AirWare International Subsidiary or their respective agents by or on behalf of, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AIRWARE INTERNATIONAL AND
THE AIRWARE INTERNATIONAL SUBSIDIARY

Except as disclosed in the schedules to be delivered by AirWare International and the AirWare International Subsidiary on the Closing Date (the "AirWare International Disclosure Schedule"), which AirWare International Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, AirWare International and the AirWare International Subsidiary represent and warrant to the Company and the Shareholders as to all Sections.  AirWare International and the AirWare International Subsidiary are shell corporations with no business operations.  AirWare International had operations from November 2001 to January 31, 2007.  Accordingly, all references in this Article 3 to the business operations of these companies is a reference to the business of AirWare International when it had operations and thereafter to maintaining the AirWare International and the AirWare International Subsidiary as shell corporations and in the case of AirWare International, maintaining it as a publicly reporting and trading shell corporation.

3.1 Organization and Good Standing.

3.1.1 AirWare International is a corporation duly organized and existing in good standing under the laws of the State of Nevada.  AirWare International has full corporate power and authority to carry on its business as now conducted.  AirWare International is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of the AirWare International Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.1.2 The AirWare International Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The AirWare International Subsidiary has full corporate power and authority to carry on its business as now conducted.  AirWare International Subsidiary is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of the AirWare International Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.2 Finders.  No agent, broker, person or firm acting on behalf of AirWare International or the AirWare International Subsidiary is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

3.3 Authority and Consent.  The execution, delivery and performance of this Agreement by AirWare International and the AirWare International Subsidiary have been duly authorized by their respective Board of Directors.  This Agreement is valid and binding upon AirWare International and the AirWare International Subsidiary, subject to shareholder approval, and is enforceable against AirWare International and the AirWare International Subsidiary in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.  AirWare International and the AirWare International Subsidiary have read and understand this Agreement, have consulted legal and accounting representatives to the extent deemed necessary and have the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party, except shareholder approval.

3.4 Validity of Agreement.  Neither the execution nor the delivery of this Agreement by AirWare International and the AirWare International Subsidiary, nor the performance by AirWare International and the AirWare International Subsidiary of any of the covenants or obligations to be performed by AirWare International and the AirWare International Subsidiary hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to AirWare International and the AirWare International Subsidiary, or in any breach of any terms or provisions of the Articles of Incorporation or the Bylaws of AirWare International or the AirWare International Subsidiary, respectively, or constitute a default under any indenture, mortgage, deed of trust or other contract to which AirWare International and the AirWare International Subsidiary is a party or by which AirWare International and the AirWare International Subsidiary is bound.

3.5 Government Approvals.  No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by AirWare International and the AirWare International Subsidiary other than appropriate disclosure to the Securities and Exchange Commission and the filing of articles of merger with the Nevada Office of the Secretary of State.

3.6 Securities Filings; Financial Statements.  AirWare International has made available to the Company and the Shareholders a Disclosure Schedule and true and complete copies of all reports, statements and registration statements and amendments thereto filed by AirWare International with the Securities and Exchange Commission since March 31, 2010 (the "SEC Reports").  As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the SEC Reports as of the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable.  The consolidated financial statements of AirWare International included in the SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis the consolidated financial position of AirWare International as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.7 Capitalization.

3.7.1 The authorized capital stock of AirWare International consists of 100,000,000 shares of capital stock, of which 90,000,000 shares are Common Stock, $0.001 par value per share, and 10,000,000 shares are blank check preferred stock, par value $0.001 per share.  There are 7,112,600 shares of Common Stock issued and outstanding and there will be 3,414,048 shares outstanding after the AirWare International Stock Split, as provided in Section 1.13, "Split of AirWare International Shares."  The Outstanding AirWare International Shares constitute the only outstanding shares of the capital stock of AirWare International of any nature whatsoever, voting and non-voting.  The Outstanding AirWare International Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer.  All Outstanding AirWare International Shares are certificated, and the Company has executed and delivered no certificates for shares in excess of the number of Outstanding AirWare International Shares set forth in this Section 3.7.1.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of AirWare International, whether issued, unissued or held in its treasury.  There are no treasury shares.

3.7.2 The authorized capital stock of the AirWare International Subsidiary consists of 1,000 shares of Common Stock, $0.001 par value per share, of which 100 shares are issued and outstanding ("Outstanding AirWare International Subsidiary Shares").  The Outstanding AirWare International Subsidiary Shares constitute the only outstanding shares of the capital stock of the AirWare International Subsidiary of any nature whatsoever, voting and non-voting.  The Outstanding AirWare International Subsidiary Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer.  The Company has executed and delivered no certificates for shares in excess of the number of Outstanding AirWare International Subsidiary Shares set forth in this Section 3.7.2.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the AirWare International Subsidiary, whether issued, unissued or held in its treasury.  There are no treasury shares.

3.8 Subsidiaries.  Except for the AirWare International Subsidiary, neither AirWare International nor the AirWare International Subsidiary has any subsidiaries.  Neither AirWare International nor the AirWare International Subsidiary owns five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

3.9 Absence of Certain Changes.  During the period from the date of this Agreement through and including the Closing Date, neither AirWare International nor the AirWare International Subsidiary has:

3.9.1 Suffered any adverse change affecting its assets, liabilities, financial condition or business except in the ordinary course of business;

3.9.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents, whether direct or indirect, except in the ordinary course of business consistent with past practices;

3.9.3 Paid or declared any dividends, distributions or other payments due or owing to the Selling Shareholders or redeemed or repurchased (or agreed to redeem or repurchase) any of its capital stock;

3.9.4 Issued any stock, or granted any stock options or warrants to purchase stock or issued any securities convertible into common stock of AirWare International or the AirWare International Subsidiary, except as set forth in Schedule 3.9.4;

3.9.5 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

3.9.6 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know-how or other intangible assets;

3.9.7 Amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

3.9.8 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $5,000, except in the ordinary course of business and consistent with its past practices;

3.9.9 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

3.9.10 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

3.9.11 Entered into or committed to any other transaction other than in the ordinary course of business, consistent with past practices.

3.10 Transferability of AirWare International Shares.  The AirWare International Shares are qualified for trading on Nasdaq’s OTC Bulletin Board under the symbol CCSG.OB.  There are at least two market makers for the AirWare International Shares and will be at least two market makers after the Merger.  The AirWare International Shares owned by certain non-Affiliates were registered with the SEC under an SB-2 Registration Statement No. 102684 and are freely tradable on the OTC Bulletin Board and transferable without further action by AirWare International.  The AirWare International Shares owned by those non-Affiliates will continue to be tradable on the OTC Bulletin Board and transferable by non-Affiliates after the Merger, provided that AirWare International timely files a report on Form 8-K containing information about the Merger and the Company as required by applicable SEC regulations.  The term "Affiliate" in this Agreement shall have the meaning as defined in Rule 415 under the Securities Act of 1933, as amended.  The foregoing representations and warranties do not apply if those non-Affiliates who hold AirWare International Shares have pledged, hypothecated or otherwise restricted the transferability of their AirWare International Shares.

3.11 Title to Properties and Assets.  AirWare International does not presently own or lease real property.  AirWare International has good and marketable title to all property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature.  Set forth in Section 3.11 of the AirWare International Disclosure Schedule is a list of property leased by AirWare International.  Such improved real property or tangible personal property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

3.12 Material Documents. Set forth in Section 3.12 of the AirWare International Disclosure Schedule is a complete list of all material documents to which AirWare International or the AirWare International Subsidiary is a party.  All such documents listed in Section 3.12 of the AirWare International Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of the Company, forms thereof) have been provided to the Company.  Except as disclosed in Section 3.12 of the AirWare International Disclosure Schedule, neither AirWare International, the AirWare International Subsidiary nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by AirWare International or the AirWare International Subsidiary, as the case may be, after the Closing Date as it was immediately prior thereto.

3.13 Intellectual Properties.  Except as set forth in Section 3.13 of the AirWare International Disclosure Schedule, neither AirWare International nor the AirWare International Subsidiary has any interest in and owns any domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by AirWare International or the AirWare International Subsidiary in the operation of its business (collectively, the "Intellectual Property").  No AirWare International Intellectual Property is required or used in the operation of the business of AirWare International or the AirWare International Subsidiary.  There are no pending or threatened claims of infringement upon the AirWare International Intellectual Property or upon the rights to any intellectual property of others.

3.14 No Default.  Neither AirWare International nor the AirWare International Subsidiary is in default under any provision of any contract, commitment, or agreement respecting AirWare International, the AirWare International Subsidiary or any of their respective assets to which AirWare International or the AirWare International Subsidiary is or are parties or by which they are bound.

3.15 Litigation.  There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against AirWare International or the AirWare International Subsidiary which relate to and could have a material adverse effect on the properties, business, assets or financial condition of AirWare International or the AirWare International Subsidiary or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of AirWare International or the AirWare International Subsidiary to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

3.16 Absence of Pension Liability.  Neither AirWare International nor the AirWare International Subsidiary has any liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees.  The consummation of the transactions contemplated by this Agreement will not entitle any employee of AirWare International or the AirWare International Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee.  Neither AirWare International nor the AirWare International Subsidiary have presently nor have they ever had any employee benefit plans and have no announced plan or legally binding commitment to create any employee benefit plans.

3.17 Compliance with Laws.  AirWare International and the AirWare International Subsidiary have conducted and are continuing to conduct their respective businesses in compliance with, and are in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on either AirWare International, the AirWare International Subsidiary or their respective results of operations.  Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations.  The execution, delivery and performance of this Agreement by AirWare International and the AirWare International Subsidiary and the consummation by AirWare International and the AirWare International Subsidiary of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by AirWare International or the AirWare International Subsidiary to be created thereunder.  There are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 3.17 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

3.18 Filings.  AirWare International and the AirWare International Subsidiary have made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

3.19 Certain Activities.  Neither AirWare International nor the AirWare International Subsidiary has, directly or indirectly, engaged in or been a party to any of the following activities:

3.19.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

3.19.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

3.19.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

3.19.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

3.19.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

3.19.6 Paying or reimbursing (including gifts) personnel of AirWare International or the AirWare International Subsidiary for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.23.1 through 2.23.5 above;

3.19.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

3.19.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

3.20 Employment Relations.  AirWare International and the AirWare International Subsidiary are in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against either AirWare International or the AirWare International Subsidiary is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving either AirWare International or the AirWare International Subsidiary; no labor representation question exists respecting the employees of either AirWare International or the AirWare International Subsidiary; no grievance which might have an adverse effect upon either AirWare International or the AirWare International Subsidiary or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by either AirWare International or the AirWare International Subsidiary; and either AirWare International or the AirWare International Subsidiary has not experienced any material labor difficulty during the last three (3) years.

3.21 Insurance Coverage.  The policies of fire, liability, workers' compensation or other forms of insurance of AirWare International and the AirWare International Subsidiary are described in Section 3.23 of the AirWare International Disclosure Schedule.

3.22 Articles of Incorporation and Bylaws.  Each of AirWare International and the AirWare International Subsidiary has heretofore delivered to the Company true, accurate and complete copies of their respective Articles of Incorporation and Bylaws, together with all amendments to each of the same as of the date hereof.

3.23 Corporate Minutes.  The minute books of each of AirWare International and the AirWare International Subsidiary provided to the Company at the Closing are the only such minute books and do and will contain, in all material respects, accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of their respective shareholders, Board of Directors through the Closing Date that are material to the operations and good standing of AirWare International.  The stock records of each of AirWare International and the AirWare International Subsidiary delivered to the Company and the Shareholders at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of each of AirWare International and the AirWare International Subsidiary.

3.24 Default on Indebtedness.  Neither AirWare International nor the AirWare International Subsidiary is in default under any evidence of indebtedness for borrowed money.

3.25 Agreements, Judgment and Decrees.  Neither AirWare International nor the AirWare International Subsidiary is subject to any agreement, judgment or decree adversely affecting its or their ability to enter into this Agreement, to consummate the transactions contemplated herein.

3.26 Governmental Approvals.  Except as set forth in Section 3.26 of the AirWare International Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by AirWare International or the AirWare International Subsidiary.

3.27 Licenses, Permits and Required Consents.  Each of AirWare International and the AirWare International Subsidiary has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits ("Authorizations") necessary to the conduct of its business as currently conducted or proposed to be conducted.  A list of such Authorizations is set forth in Section 3.27 of the AirWare International Disclosure Schedule attached hereto, true, correct and complete copies of which have previously been delivered to the Company.  All Authorizations relating to the business of AirWare International or the AirWare International Subsidiary are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

3.28 Employment and Consulting Agreements. Neither AirWare International nor the AirWare International Subsidiary has any outstanding employment or consulting agreement, written or oral, with any employee or third party.

3.29 Completeness of Representations and Schedules.  The Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement.  This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 3, and the documents and written information pertaining to AirWare International and the AirWare International Subsidiary furnished to the Company or its agents and the Shareholders by or on behalf of AirWare International and the AirWare International Subsidiary do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 4

CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF AIRWARE INTERNATIONAL AND THE AIRWARE INTERNATIONAL SUBSIDIARY

The obligations of AirWare International and the AirWare International Subsidiary pursuant to this Agreement are, at the option of AirWare International and the AirWare International Subsidiary, subject to the fulfillment to AirWare International’s and the AirWare International Subsidiary’s satisfaction on or before the Closing Date of each of the following conditions:

4.1 Execution of this Agreement.  The Company and the Shareholders have duly executed and delivered this Agreement to AirWare International, and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

4.2 Representations and Warranties Accurate.  All representations and warranties of the Shareholder and the Company contained in this Agreement shall have been true in all material respects as of the Closing Date.

4.3 Performance of the Company and Shareholders.  The Company and the Shareholders shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them.

4.4 Tender of Company Shares.  The Shareholders shall deliver to AirWare International all Company Shares free and clear of any liens, encumbrances and other obligations.

4.5 Title.  On or prior to the Closing Date, the Company shall deliver to AirWare International evidence that no liens have been recorded against any of the Company’s properties or assets other than has been disclosed in this Agreement or its schedules or disclosure statements.

4.6 Intellectual Property.  All trademarks, trade names, service marks, licenses or other rights that the Company uses in connection with its business shall be free and clear of any encumbrances, controversies, infringement or other claims or obligations on the Closing Date.

4.7 Consent of Material Customers.  Prior to Closing, the Company shall have obtained all approvals in connection with the transfer of the Company Shares by the Shareholders to AirWare International as may be required by any material contracts between the Company and any of its principal customers, and such approvals shall have been issued in written form and substance satisfactory to AirWare International and its counsel or AirWare International shall have waived such requirements.

4.8 Obligations to Third Parties.  There shall be no loans or obligations outstanding from the Company to any third party, except those incurred in the ordinary course of business or as otherwise disclosed to AirWare International.

4.9 Outstanding Obligations to Employees.  There shall be no outstanding claims, loans or obligations of the Company owed to any of their employees or officers, provided that AirWare International shall give notice to the Shareholders and the Company of its approval or withholding of approval of any claims, loans or obligations then known to AirWare International or before the Closing Date.

4.10 Approval of Plan of Merger.  The Merger and the Articles of Merger shall have been duly approved by the Board of Directors of the Company and the Shareholders pursuant to the Nevada Act.

4.11 Financial and Other Conditions.  The Company shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or which otherwise have been incurred in the ordinary course of business and have otherwise been disclosed to AirWare International.  The review of the business, premises and operations of the Company and the Financial Statements by AirWare International at its expense shall be satisfactory to AirWare International and shall not have revealed any matter which, in the sole judgment of AirWare International, makes the acquisition on the terms herein set forth inadvisable for AirWare International.

4.12 Legal Prohibition; Regulatory Consents.  On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.  Any required governmental or regulatory consents shall have been obtained.

4.13 All Contracts Continued.  Except as set forth in Schedule 4.13, all lines of credit, debts, financing arrangements, leases and other contracts of the Company shall be acceptable to AirWare International and shall continue under their present terms and conditions after the Closing Date and all approvals relating to the transfer of Company Shares by the Shareholders in the Merger, and to effect the transactions contemplated hereby, required by the foregoing instruments and arrangements shall have been obtained by the Closing Date.  AirWare International shall have received estoppel letters in form and substance reasonably acceptable to it from other parties to any Contracts, if and as requested by AirWare International.

4.14 No Adverse Change.  There shall not have occurred any material adverse change in the assets, business, condition or prospects of the Company.

4.15 Registration Rights Agreement.  The principal AirWare International shareholders, as designated by the Company and AirWare International shall have entered into the Registration Rights Agreement set forth as Exhibit E.

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement are, at the option of the Company or the Shareholders, subject to the fulfillment to the satisfaction of the Company and the Shareholders on or before the Closing Date of each of the following conditions:

5.1 Execution and Approval of Agreement.  AirWare International and the AirWare International Subsidiary shall have duly executed and delivered this Agreement to the Company and the Shareholders and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

5.2 AirWare International Shares.  The AirWare International Shares received by the Shareholders shall be free and clear of any liens, encumbrances or other obligations, except as may be imposed pursuant to the Securities Act.

5.3 Employment or Consulting Agreements.  As of the Closing Date, there shall be no employment or consulting agreements, except as negotiated between the parties, between the AirWare International or the AirWare International Subsidiary and any other party.

5.4 Representations and Warranties.  The representations and warranties made to the Company and the Shareholders in this Agreement or in any document, statement, list or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.

5.5 Financial and Other Conditions.  AirWare International shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or which otherwise have been incurred in the ordinary course of business.  The review of the business, premises and operations of AirWare International and the Financial Statements by the Company at its expense shall be satisfactory to the Company and shall not have revealed any matter which, in the sole judgment of the Company, makes the acquisition on the terms herein set forth inadvisable for the Company.

5.6 Approval of Plan of Merger.  The Plan of Merger shall have been duly approved by AirWare International as the sole shareholder of the AirWare International Subsidiary and by the Board of Directors and shareholders of AirWare International pursuant to the Nevada Act.

5.7 AirWare International Shareholder Approvals.  AirWare International shall have obtained shareholder approval to (i) amend the articles of incorporation of AirWare International to authorize the issuance of up to 100,000,000 shares of capital stock, including 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, and change the name of AirWare International to AirWare International Corp.; and (ii) adopt a stock option and restricted stock plan, all on terms and conditions acceptable to the Company.

5.8 Securities Filings.  AirWare International shall have filed all required periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act") and shall have made all other such filings with the Securities and Exchange Commission and state securities regulators as may be required by applicable state and federal law.

5.9 Governmental Proceedings.  No action or proceeding before any court or other governmental body shall be instituted which prohibits or invalidate the transaction, or threatens to prohibit or invalidate the transaction, or which may affect the right of the Shareholders to own the Company Shares or to operate or control AirWare International or the Surviving Company after the Closing Date.

ARTICLE 6

SURVIVAL AND OTHER ITEMS

6.1 Survival of Representations, Warranties and Certain Covenants.  The representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the twelve month anniversary of the Closing Date.  Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before the twenty-four month anniversary of the Closing Date.

6.2 No Finders.  AirWare International and the AirWare International Subsidiary represent and warrant to the Company and the Shareholders and the Company and the Shareholders represent and warrant to AirWare International, and the AirWare International Subsidiary that there are no obligations to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.3 Attorney Fees.  Notwithstanding any of the other provisions hereof, in the event of litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys’ fees, incurred in such litigation.  For purposes of this Agreement, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than 50% of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than 50% of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party’s request for such an equitable remedy.

ARTICLE 7

RISK OF LOSS

The risk of loss or destruction of all or any part of the Company’s properties or assets prior to the Closing Date from any cause (including, without limitation, fire, theft, acts of God or public enemy) shall be upon the Company and the Shareholders.  Such risk shall be upon AirWare International Subsidiary if such loss occurs after the Closing Date.

CERTAIN COVENANTS OF THE PARTIES

7.1 Expenses and Fees.  Each party shall be solely responsible for its own costs and expenses (including legal expenses, accounting expenses and brokers or finders fees and expenses), and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, provided that such costs and expenses of AirWare International shall be subject to the approval of the Company.  No party shall have any obligation for paying such expenses or costs of any other party.

7.2 Public Announcements.  The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of AirWare International and the Company (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow AirWare International or the Company, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by the AirWare International’s legal counsel to be required under federal or state securities laws or exchange regulation applicable to AirWare International.

7.3 Operations Pending Closing.  Each of the Company, on one hand, and AirWare International and the AirWare International Subsidiary, on the other hand, covenants that from the date hereof through the Closing Date, except as otherwise provided in this Agreement; or with the prior written consent of the other parties, which shall not be unreasonably withheld or delayed, shall:

7.3.1 not undertake any transactions or enter into any contracts, commitments or arrangements other than in the ordinary course of business, use its good faith efforts to preserve the present Business and organization of such party, and to preserve the goodwill of others having business relationships with such party;

7.3.2 not enter into, renew, extend, modify, terminate, waive or diminish any right under any material lease, contract or other instrument, except in the ordinary course of business;

7.3.3 not allow any of such parties’ assets or properties to become subject to any Encumbrance that does not exist as of the date of this Agreement, except in the ordinary course of business;

7.3.4 maintain such party’s existing insurance coverages, subject to variations in amounts in the ordinary course of business;

7.3.5 not declare or make any dividends or distributions; and

7.3.6 not amend the organizational documents of such party.

7.4 Due Diligence Investigation.  Each party shall afford to the officers, employees and authorized representatives of the other (including independent public accountants and attorneys) complete access to the offices, properties, books, records, tax returns, financial records (including computer files, retrieval programs and similar documentation), employees and business of such party subject to reasonable prior notice and shall furnish to such party and its authorized representatives such additional information concerning the assets, properties and operations as shall be reasonably requested, including all such information as shall be necessary or appropriate to enable such party or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants contained in this Agreement have been complied with, and to determine whether the conditions set forth in Article 4 or 5 have been satisfied.  Each party shall ensure that all third-party representatives of each, including without limitation accountants and attorneys, fully cooperate and are available to the other party in connection with such investigation, and each party shall bear its own costs and expenses in connection with the same.  Any such investigation shall be conducted in a manner that would not interfere unreasonably with the operations of the other party.

7.5 Further Assurances.  Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement.  After the Closing Date, each party shall use its good faith efforts to assure that any necessary third party shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving each party the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

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7.6 Actions of the Parties.

7.6.1 No Actions Constituting a Breach.  From the date hereof through the Closing Date, neither the Company will take or knowingly permit to be done any action in the conduct of the business of the Company, nor will AirWare International or the AirWare International Subsidiary take any action, which would be in breach of its obligations herein, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

7.6.2 Notification of Breaches.  From the date hereof through the Closing Date, each party will promptly notify the other parties in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement.  During the same period, each party will promptly notify the other parties of the occurrence of any breach of any covenant of such party in this Article VIII.

7.7 Compliance With Conditions.  Each party hereto agrees to cooperate fully with each other party and shall use its good faith efforts to cause the conditions precedent for which such Party is responsible to be fulfilled.  Each party hereto further agrees to use its good faith efforts to consummate this Agreement and the transactions contemplated in this Agreement as promptly as possible.

ARTICLE 8

MISCELLANEOUS

8.1 Termination.

8.1.1 General. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing: (i) by the mutual written consent of the parties; (ii) by written notice from either party in the event of a material breach of this Agreement by the other party; provided that the party wishing to terminate this Agreement has notified the other parties in writing of such breach and such breach has continued without cure for a period of thirty (30) calendar days after the notice of breach; or (iii) by written notice from the Company or AirWare International if the Closing has not occurred by July 31, 2010, subject to the provisions of Section 1.3, "Closing," of this Agreement.

8.1.2 Effect of Termination. If any party terminates this Agreement pursuant to this Article 9, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the others except for such damages arising out of, related to, or in connection with, breaches of representations, warranties, covenants, or agreements which shall have occurred prior to such termination.  Except, as set forth in the immediately preceding sentence, this Section shall not be deemed to release any party from any liability for any breach by such party of the representations, warranties, covenants or agreements which shall have occurred prior to such termination.  If this Agreement is terminated, AirWare International shall immediately change its name from  "AirWare International Corp." to "Concrete Casting" or such other name that is acceptable to the Company and shall take whatever actions that the Company requests in order for the Company to change its name back to "AirWare International Corp."  This covenant shall survive the termination of this Agreement.

8.2 Binding Agreement.  The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

8.3 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors.  This Agreement cannot be assigned without the consent of the Company.

8.4 Entire Agreement.  This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof.  The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

8.5 Modification.  This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

8.6 Notices.  All notices, requests, demands and other communications shall be deemed to have been duly given three (3) days after postmark of deposit in the United States mail, if mailed, certified or registered mail, postage prepaid:

If to the Company or the Shareholders:

Mindi S. Osborn, President & C.E.O.
AirWare Holdings, Inc.
9590 E Ironwood Square Dr.
Building A, Suite 101
Scottsdale, Arizona 85258

With copy to:

Christian J. Hoffmann, III
Quarles & Brady LLP
One Renaissance Square
Two North Central Avenue
Phoenix, AZ  85004

If to AirWare International or the AirWare International Subsidiary:

AirWare International Incorporated
1225 W. Washington Street
Suite 213
Tempe, AZ  85281
Attn. President

With a copy to:

Gary Henrie
3518 N. 1450 W.
Pleasant Grove, Utah  84062

or to such other address as any party shall designate to the other in writing.  The parties shall promptly advise each other of changes in addresses for such notices.

8.7 Choice of Law and Jurisdiction.  This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Arizona.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Arizona or of the United States of America for the District of Arizona and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Paragraph 9.6, "Notices," such service to become effective ten (10) days after such mailing.

8.8 Severability.  If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein.  Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

8.9 Other Documents.  The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

8.10 Headings and the Use of Pronouns.  The section headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement.  All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

8.11 Time is of the Essence.  Time is of the essence of this Agreement.

8.12 No Waiver and Remedies.  No failure or delay on a party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise.  No remedy or election hereunder shall be deemed exclusive but it shall, wherever possible, be cumulative with all other remedies in law or equity.

8.13 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14 Further Assurances.  Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party’s obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

8.15 Rules of Construction.  The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party have been represented by counsel in the drafting and negotiation of this Agreement.

8.16 Third Party Beneficiaries.  Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: AIRWARE HOLDINGS, INC., a Nevada corporation By: /s/ Mindi S. Osborn Its: CEO	AIRWARE INTERNATIONAL: AIRWARE INTERNATIONAL CORP., a Nevada corporation By: /s/ Kevin J. Asher Its: CEO
SHAREHOLDERS: /s/ David Dolezal /s/ Mindi S. Osborn /s/____________________________ Howard Kaufman	AIRWARE INTERNATIONAL SUBSIDIARY: CONCRETE CASTING - AW, INC., a Nevada corporation By: /s/ Kevin J. Asher Its: President

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EXHIBITS

Exhibit A                      -           List of Shareholders

Exhibit B                      -           Total Merger Consideration

Exhibit C                      -           Convertible Securities

Exhibit D                      -           AirWare International Board of Directors

Exhibit E                      -           Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

BETWEEN

AIRWARE HOLDINGS, INC.,

AIRWARE INTERNATIONAL CORP.

AND

CONCRETE CASTING – AW, INC.

Exhibit A

List of Shareholders

David Dolezal
Mindi Osborn
Howard Kaufman

Exhibit B

Total Merger Consideration

Exhibit C

Convertible Securities

Exhibit D

Board of Directors

Exhibit E

Registration Rights Agreement